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                                                                      EXHIBIT 12
                           COX COMMUNICATIONS, INC.

                    STATEMENT SETTING FORTH COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES


                                                                                    Year ended December 31
                                                                     1998        1997        1996        1995         1994
                                                                   ---------------------------------------------------------
                                                                                     (Dollars in Millions)
Earnings available for Fixed Charges:
------------------------------------
Net income (loss)                                                 $1,270.7     $(136.5)     $(51.6)      $103.8      $  26.6
Income tax expense (benefit)                                         822.8       (53.5)       23.0         99.9         25.7
Equity in net losses of affiliated companies                         547.2       404.4       170.4         79.7         43.9
Fixed Charges (see below), excluding capitalized interest            233.2       213.9       157.9        143.3         55.7
                                                                  ----------------------------------------------------------
     Total                                                        $2,873.9     $ 428.3      $299.7       $426.7      $ 151.9
                                                                  ==========================================================

Fixed charges:
-------------
Interest expense                                                  $  223.3     $ 202.1      $146.1       $132.3      $  46.1
Capitalized interest                                                   0.0         0.1        43.2         14.2          0.1
Interest component of rentals charged to income                        9.9         8.5         5.1          4.3          2.9
Dividends on subsidiary preferred stock                                0.0         3.4         6.7          6.7          6.7
                                                                  ----------------------------------------------------------
     Total fixed charges including capitalized interest           $  233.2     $ 214.1      $201.1       $157.5      $  55.8
                                                                  ==========================================================

Ratio of earnings to fixed charges                                    12.3  x      2.0  x      1.5  x       2.7  x       2.7  x
                                                                  ==========================================================

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